Exhibit 10.2

[ON KADANT LETTERHEAD]

September 15, 2014

Mr. Thomas M. O’Brien
9A Clover Hill Dr.
Chelmsford, MA 01824

Re:    Notice of Termination of Executive Retention Agreement

Dear Mr. O’Brien:
Reference is hereby made to the Amended and Restated Executive Retention Agreement dated as of December 8, 2008 by and between you, as the Executive, and Kadant Inc., as the Company (the “Executive Retention Agreement”). Capitalized terms used but not defined in this Notice shall have the meanings ascribed thereto in the Executive Retention Agreement.
Pursuant to Section 2 of the Executive Retention Agreement, the Company hereby provides notice that the Term of the Executive Retention Agreement will not be extended and shall expire on December 31, 2014. As a consequence, the Executive Retention Agreement will cease to be applicable to you as of the close of business on December 31, 2014.

Sincerely,
/s/Jonathan W. Painter
Jonathan W. Painter
President and Chief Executive Officer